DECKERS BRANDS REPORTS SECOND QUARTER FISCAL 2024 FINANCIAL RESULTS

•SECOND QUARTER FY 2024 REVENUE INCREASED 25% TO A RECORD $1.092 BILLION
•SECOND QUARTER FY 2024 DILUTED EARNINGS PER SHARE INCREASED 79% TO $6.82
•FISCAL YEAR 2024 REVENUE GUIDANCE INCREASED TO $4.025 BILLION
•FISCAL YEAR 2024 DILUTED EARNINGS PER SHARE GUIDANCE RAISED TO RANGE OF $22.90-$23.25

Goleta, California (October 26, 2023) -- Deckers Brands (NYSE: DECK), a global leader in designing, marketing, and distributing innovative footwear, apparel, and accessories, today announced financial results for the second fiscal quarter ended September 30, 2023. The Company also provided an update to its financial outlook for the full fiscal year ending March 31, 2024.

"The strength of demand for our HOKA and UGG brands continued to drive exceptional performance, producing record revenue and earnings for Deckers in both the second quarter and first half of fiscal year 2024," said Dave Powers, President and Chief Executive Officer. "Our team's ability to deliver compelling products that create emotional connections with consumers through engaging marketing campaigns, differentiates our brands in a competitive marketplace. This, paired with our strategic approach to marketplace management, led by our DTC channel, remains paramount to the success of our brands and Company. We are focused on maintaining the integrity of our healthy brands to deliver the results detailed in our increased outlook, while remaining aligned with long-term objectives."

Second Quarter Fiscal 2024 Financial Review (Compared to the Same Period Last Year)

•Net sales increased 24.7% to $1.092 billion compared to $875.6 million. On a constant currency basis, net sales increased 24.2%.
◦Channel
▪Direct-to-Consumer (DTC) net sales increased 38.8% to $331.7 million compared to $239.1 million. DTC comparable net sales increased 36.8%.
▪Wholesale net sales increased 19.4% to $760.2 million compared to $636.5 million.
◦Geography
▪Domestic net sales increased 21.1% to $748.0 million compared to $617.7 million.
▪International net sales increased 33.3% to $343.9 million compared to $257.9 million.
•Gross margin was 53.4% compared to 48.2%.
•Selling, general, and administrative (SG&A) expenses were $358.4 million compared to $294.1 million.
•Operating income was $224.6 million compared to $127.8 million.
•Diluted earnings per share was $6.82 compared to $3.80.

Second Quarter Fiscal 2024 Brand Summary (Compared to the Same Period Last Year)

•UGG® brand net sales increased 28.1% to $610.5 million compared to $476.5 million.
•HOKA® brand net sales increased 27.3% to $424.0 million compared to $333.0 million.
•Teva® brand net sales decreased 28.4% to $21.5 million compared to $30.1 million.
•Sanuk® brand net sales decreased 28.5% to $5.4 million compared to $7.5 million.
•Other brands, primarily composed of Koolaburra®, net sales increased 7.2% to $30.6 million compared to $28.5 million.

Balance Sheet (September 30, 2023 as compared to September 30, 2022)

•Cash and cash equivalents were $823.1 million compared to $419.3 million.
•Inventories were $726.3 million compared to $925.0 million.
•The Company had no outstanding borrowings.

Capital Allocation

During the second fiscal quarter, the Company repurchased approximately 347 thousand shares of its common stock for a total of $185.5 million at a weighted average price paid per share of $534.53. As of September 30, 2023, the Company had approximately $1.146 billion remaining under its stock repurchase authorization.

As Deckers is focused on allocating resources that best align with its long-term objectives, the Company announced today the intent to divest the Sanuk brand. Consumers have long valued Sanuk for its fun, innovative, and comfort-first products, and the Company will be working to find the right owner to support the brand's next chapter.

Full Fiscal Year 2024 Outlook for the Twelve Month Period Ending March 31, 2024

The Company's full fiscal year 2024 outlook is forward-looking in nature, reflecting our expectations as of October 26, 2023, and is subject to significant risks and uncertainties that limit our ability to accurately forecast results. This outlook assumes no meaningful changes to the Company's business prospects or risks and uncertainties identified by management that could impact future results, which include but are not limited to: changes in economic conditions, including consumer confidence and discretionary spending, inflationary pressures, and foreign currency fluctuation; geopolitical tensions; and supply chain disruptions, constraints and related expenses.

•Net sales are now expected to be approximately $4.025 billion.
•Gross margin is now expected to be in the range of 52.5% to 53.0%.
•SG&A expenses as a percentage of net sales are now expected to be in the range of 34.0% to 34.5%.
•Operating margin is now expected to be approximately 18.5%.
•Effective tax rate is still expected to be in the range of 22% to 23%.
•Diluted earnings per share is now expected to be in the range of $22.90 to $23.25.
•The earnings per share guidance does not assume any impact from potential future share repurchases.

Non-GAAP Financial Measures

In certain instances the Company may present financial measures that were not prepared in accordance with generally accepted accounting principles in the United States (non-GAAP financial measures), including constant currency, to provide information that may assist investors in understanding its financial results and assessing its prospects for future performance. The Company believes these non-GAAP financial measures are important indicators of its operating performance because they exclude items that are unrelated to, and may not be indicative of, its core operating results.

The non-GAAP financial measures presented by the Company may not necessarily be comparable to similarly titled measures of other companies and may not be appropriate measures for comparing the performance of other companies relative to Deckers. For example, in order to calculate constant currency information, the Company calculates the current period financial information using the foreign currency exchange rates that were in effect during the previous comparable period, excluding the effects of foreign currency exchange rate hedges and remeasurements in the condensed consolidated financial statements. Further, the Company reports DTC comparable net sales on a constant currency basis for

DTC operations that were open throughout the current and prior reporting periods, and may adjust prior reporting periods to conform to current year accounting policies. These non-GAAP financial measures are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP. To the extent the Company utilizes such non-GAAP financial measures in the future, it expects to calculate them using a consistent method from period-to-period.

Conference Call Information

The Company’s conference call to review the results for the second quarter fiscal year 2024 will be broadcast live today, Thursday, October 26, 2023, at 4:30 pm Eastern Time and hosted at ir.deckers.com. You can access the broadcast by clicking on the link within the "Webcast" box at the top of the page. A replay of the broadcast will be available for at least 30 days following the conference call and can be accessed under the "Quarterly Earnings" section of the "Financials" tab at the aforementioned website.

About Deckers Brands

Deckers Brands is a global leader in designing, marketing, and distributing innovative footwear, apparel, and accessories developed for both everyday casual lifestyle use and high-performance activities. The Company’s portfolio of brands includes UGG®, HOKA®, Teva®, Sanuk®, and Koolaburra®. Deckers Brands products are sold in more than 50 countries and territories through select department and specialty stores, Company-owned and operated retail stores, and select online stores, including Company-owned websites. Deckers Brands has 50 years of history building niche footwear brands into lifestyle market leaders attracting millions of loyal consumers globally. For more information, please visit www.deckers.com.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, which statements are subject to considerable risks and uncertainties. Forward-looking statements include all statements other than statements of historical fact contained in this press release, including statements regarding our projected financial results, including net sales, gross margin, SG&A expenses, operating margin, inventories, effective tax rate, and diluted earnings per share; consumer confidence and discretionary spending; the strength of our brands and demand for our products; our ability to drive future growth and profitability; our ability to execute on our long-term strategies and objectives; and our potential repurchase of shares. We have attempted to identify forward-looking statements by using words such as "anticipate," "believe," “could,” "estimate," "expect," "intend," "may," “plan,” “predict,” "project," "should," "will," or “would,” and similar expressions or the negative of these expressions.

Forward-looking statements represent our management’s current expectations and predictions about trends affecting our business and industry and are based on information available as of the time such statements are made. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy or completeness. Forward-looking statements involve numerous known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements predicted, assumed or implied by the forward-looking statements. Some of the risks and uncertainties that may cause our actual results to materially differ from those expressed or implied by these forward-looking statements are described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2023, as well as in our Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. Except as required by applicable law or the listing rules of the New York Stock Exchange, we expressly disclaim any intent or obligation to update any forward-looking statements, or to update the reasons actual results could differ materially from those expressed or implied by these forward-looking statements, whether to conform such statements to actual results or changes in our expectations, or as a result of the availability of new information.

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Investor Contact:
Erinn Kohler | VP, Investor Relations & Corporate Planning | Deckers Brands | 805.967.7611

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)
(dollar and share data amounts in thousands, except per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2023	2022	2023	2022
Net sales	$1,091,907	$875,614	$1,767,698	$1,490,075
Cost of sales	508,888	453,693	838,255	773,402
Gross profit	583,019	421,921	929,443	716,673
Selling, general, and administrative expenses	358,402	294,090	634,090	532,501
Income from operations	224,617	127,831	295,353	184,172
Total other income, net	(9,700)	(1,087)	(20,328)	(1,748)
Income before income taxes	234,317	128,918	315,681	185,920
Income tax expense	55,770	27,394	73,582	39,547
Net income	178,547	101,524	242,099	146,373
Total other comprehensive loss, net of tax	(2,117)	(12,441)	(10,416)	(27,407)
Comprehensive income	$176,430	$89,083	$231,683	$118,966

Net income per share
Basic	$6.86	$3.83	$9.28	$5.49
Diluted	$6.82	$3.80	$9.22	$5.46
Weighted-average common shares outstanding
Basic	26,031	26,517	26,098	26,646
Diluted	26,178	26,682	26,251	26,815

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(dollar amounts in thousands)

	September 30, 2023	March 31, 2023
ASSETS		(AUDITED)
Current assets
Cash and cash equivalents	$823,051	$981,795
Trade accounts receivable, net	487,677	301,511
Inventories	726,332	532,852
Other current assets	142,821	94,095
Total current assets	2,179,881	1,910,253
Property and equipment, net	295,212	266,679
Operating lease assets	209,338	213,302
Other noncurrent assets	164,102	165,969
Total assets	$2,848,533	$2,556,203

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Trade accounts payable	$476,868	$265,605
Operating lease liabilities	49,496	50,765
Other current liabilities	233,026	181,010
Total current liabilities	759,390	497,380
Long-term operating lease liabilities	201,572	195,723
Other long-term liabilities	92,441	97,367
Total long-term liabilities	294,013	293,090
Total stockholders’ equity	1,795,130	1,765,733
Total liabilities and stockholders’ equity	$2,848,533	$2,556,203